UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          December 15, 2010

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-11229	Mississippi Power Company (A Mississippi Corporation) 2992 West Beach Gulfport, Mississippi 39501 (228) 864-1211	64-0205820

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 15, 2010, the Mississippi Business Finance Corporation (the “Issuer”) issued (i) $50,000,000 aggregate principal amount of its Revenue Bonds (Mississippi Power Company Project), First Series 2010 due December 1, 2040 (the “First Series 2010 Bonds”) and (ii) $50,000,000 aggregate principal amount of its Revenue Bonds (Mississippi Power Company Project), Second Series 2010 due December 1, 2040 (the “Second Series 2010 Bonds” and, together with the First Series 2010 Bonds, the “Bonds”) for the benefit of Mississippi Power Company (“Mississippi Power”).
The proceeds received by the Issuer from the sale of the Bonds were deposited in a construction fund created under each Indenture (as defined below) relating to each series of the Bonds (together, the “Construction Funds”), to be used to pay or reimburse Mississippi Power for costs to provide funds to finance the acquisition and construction of buildings and immovable equipment in connection with the construction of the integrated coal gasification combined cycle electric generating facility in Kemper County, Mississippi and certain costs incident to the sale and issuance of the Bonds.
The Issuer has loaned the proceeds of each series of the Bonds to Mississippi Power pursuant to separate Loan Agreements, each dated as of December 1, 2010 (each, a “Loan Agreement” and together, the “Loan Agreements”) between Mississippi Power and the Issuer.  Pursuant to each Loan Agreement, Mississippi Power is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal, premium, if any, and interest on the related series of Bonds.  Concurrently with the issuance of the Bonds and to evidence its obligations under the Loan Agreements, Mississippi Power delivered to the Issuer a promissory note relating to each series of the Bonds (each, a “Note” and together, the “Notes”).  Each Note contains principal, interest and redemption provisions corresponding to the principal, interest and redemption provisions of the related series of the Bonds.
Each series of the Bonds was issued under a separate Trust Indenture, dated as of December 1, 2010 (each, an “Indenture” and together, the “Indentures”), by and between the Issuer and Hancock Bank, as trustee.
The First Series 2010 Bonds initially were issued bearing interest at a long-term interest rate of 2.25% per annum (the “Initial Long-Term Interest Rate”) for a long-term interest rate period beginning on the date of original issuance and delivery of the First Series 2010 Bonds and ending on January 14, 2013 (the “Initial Long-Term Interest Rate Period”).  After the Initial Long-Term Interest Rate Period and subject to certain conditions in the Indenture pursuant to which the First Series 2010 Bonds were issued, Mississippi Power may provide for the remarketing of the First Series 2010 Bonds in successive long-term interest rate periods or in one or more different long-term interest rate periods or may change the method of determining the interest rate on the First Series 2010 Bonds to a modified daily rate, a two-day rate, a weekly rate, a commercial paper rate or an adjusted index rate.
The Second Series 2010 Bonds were initially issued bearing interest at a weekly rate.  The interest rate determination method for the Second Series 2010 Bonds may be converted at the option of Mississippi Power from a weekly rate to a modified daily rate, a two-day rate, a commercial paper rate, an adjusted index rate or a long-term interest rate.
The Second Series 2010 Bonds are subject to optional redemption, in whole or in part, at the request of the Company, at a redemption price of 100% of the principal amount being redeemed plus interest accrued to the redemption date.  The First Series 2010 Bonds and the Second Series 2010 Bonds are subject to extraordinary optional redemption under certain circumstances at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2010	MISSISSIPPI POWER COMPANY By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary